                                                                           10.20



                    TERMINATION OF DEATH BENEFIT AGREEMENT
                    --------------------------------------


     THIS TERMINATION OF DEATH BENEFIT AGREEMENT (this "Termination
Agreement") is made and entered into this 14th day of October, 1996, by and between FINANCIAL SERVICE CORPORATION, a Georgia corporation with its principal executive offices in Cobb County, Georgia (the "Company"), and E. JAMES WISNER, a resident of Fulton County, Georgia ("Wisner").


                             W I T N E S S E T H:

     WHEREAS, on October 2, 1991, the Company and Wisner entered into that certain Death Benefit Agreement (the "Death Benefit Agreement") pursuant to which the Company agreed that, upon Wisner's death, the Company would pay a death benefit on terms, and subject to conditions, set forth in said Death Benefit Agreement; and

     WHEREAS, on October 2, 1991, the Company and Wisner entered into that certain Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which the Company and Wisner agreed that, upon Wisner's death, the Company would purchase certain shares of Common Stock of the Company then owned by Wisner on terms, and subject to conditions, set forth in said Stock Purchase Agreement; and

     WHEREAS, the Company and Wisner have amended the Stock Purchase Agreement to, among other things, (i) provide for a different method of calculating the purchase price to be paid by the Company for certain shares of Company Common Stock held by Wisner at his death, (ii) reflect that the Company has obtained additional life insurance with which to fund a portion of the purchase price and
(iii) provide that life insurance proceeds in excess of those required to fund a portion of the purchase price will be paid to the Company and not to Wisner's estate;

     WHEREAS, the Company and Wisner have entered into a Salary Continuation Agreement of even date herewith with the understanding that the Death Benefit Agreement would be terminated; and

     WHEREAS, as a result of having amended the Stock Purchase Agreement and having entered into the Salary Continuation Agreement, the Company and Wisner have each determined that it is in their respective best interests to terminate the Death Benefit Agreement.

     NOW, THEREFORE, FOR AND IN CONSIDERATION of the sum of Ten and No/100 Dollars ($10.00), the premises, the covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto, intending to be legally bound, do hereby agree
(i) that the Death Benefit Agreement is hereby terminated, (ii) that the insurance policy or policies that were the subject of the Death Benefit Agreement shall, from and after the date hereof, be held pursuant to the terms of the Stock Purchase Agreement, as amended, and (iii) that from and after the date hereof the Death Benefit Agreement shall be of no force or effect.

     IN WITNESS WHEREOF, the parties hereto have affixed their respective hands and seals, or have caused this Termination of Death Benefit Agreement to be executed by their duly authorized officers, this 14th day of October, 1996.

                                    FINANCIAL SERVICE CORPORATION



                                    By: /s/Thomas W. Hutchins
                                        --------------------------
                                       Title: Senior Vice President



                                    /s/E. James Wisner     (SEAL)
                                    ------------------------
                                    E. James Wisner